Exhibit 99.1

The following is an excerpted transcript of portions of the earnings conference call held at 8:00 a.m. Eastern Time on April 24, 2018, by Whirlpool Corporation. It does not purport to be a complete or error-free statement or summary of the conference call.

Marc Bitzer, Chief Executive Officer:

We have secured financing in an amount similar to the anticipated net proceeds from [the Embraco sale] transaction, which we intend to use to significantly increase share repurchases in the second quarter through a modified Dutch Auction tender offer targeting $1 billion. The impact of this tender offer is not reflected in the guidance we issued last night.

James Peters, Chief Financial Officer:

We have secured financing of an amount similar to the transaction amount and we intend to execute a modified Dutch Auction tender offer of up to $1 billion under our current share repurchase authorization, with an anticipated purchase price not less than $150 per share and not more than $170 per share, subject to market conditions.

Marc Bitzer, Chief Executive Officer:

And in a certain way, you also got to look at the tender auction as we feel very confident of our business, that's why we go out with a very significant buyback of our shares.

James Peters, Chief Financial Officer:

We look at the different mechanisms and we believe that the modified Dutch tender offer is the most efficient and effective way to repurchase a large amount of shares very quickly in the market. It's beneficial to both us and the shareholders in the way that we do it. And again, it sets – the price, it was pretty close to today's trading price. And then, with a range on it, that we feel is – will be effective in terms of achieving what we want to achieve from a capital allocation perspective.

Additional Information Regarding the Tender Offer
The tender offer described in this communication (the “Offer”) has not yet commenced. This communication is for informational purposes only. This communication is not a recommendation to buy or sell Whirlpool common stock or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Whirlpool common stock or any other securities. On the commencement date of the Offer, Whirlpool will file a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”). The Offer will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offer. Once the Offer is commenced, stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that Whirlpool will be filing with the SEC at the SEC’s website at www.sec.gov or from Whirlpool’s website at www.whirlpoolcorp.com.

Whirlpool Corporation Additional Information
This document contains forward-looking statements about Whirlpool that speak only as of the communication made. Whirlpool disclaims any obligation to update these statements except as required by law. Forward-looking statements in this document may include, but are not limited to, statements regarding Offer pricing, benefits and timing. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: the risk that the Offer will not commence timely, and that the Offer will not be successful. Additional information concerning these and other factors can be found in Whirlpool’s filings with the U.S. Securities and Exchange Commission, including the most recent annual report on Form 10-K (including the information set forth under the caption “Risk Factors”), quarterly reports on Form 10-Q, and current reports on Form 8-K.